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                                                              EXHIBIT 23.8


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of CUC International Inc. on Form S-4 of our report dated February 27, 1996 related to the consolidated financial statements of Coldwell Banker Corporation and Subsidiaries as of December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 included in the HFS Incorporated Current Report on Form 8-K/A dated May 8, 1996 (filed on or about March 21,
1997), and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.


                                                  /s/ Coopers & Lybrand L.L.P.

                                                  COOPERS & LYBRAND L.L.P.

Newport Beach, California
August 26, 1997